UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2010 (October 15, 2010)
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 15, 2010, Tod P. Spornhauer, Chief Financial Officer, Treasurer and Assistant Secretary of Bob Evans Farms, Inc. (the “Company”) advised the Company of his intention to resign from his positions effective January 3, 2011. Mr. Spornhauer joined Bob Evans in 1991 and has held a variety of progressively responsible positions, most recently serving as chief financial officer since September 2009. In consideration for Mr. Spornhauer’s agreement to continuing to serve as the chief financial officer through January 3, 2011, the Company has agreed to modify the terms of Mr. Spornhauer’s bonus compensation so that he is entitled to earn a pro-rata cash and equity bonus at target under the Company’s plans based on the number of weeks worked.
The Company will conduct a national search for a new chief financial officer. After January 3, 2011, Chief Risk and Compliance Officer Richard B. Green will serve as interim chief financial officer until the Company identifies Mr. Spornhauer’s full-time successor. Mr. Green joined Bob Evans in February 2010. He most recently served for three years at Embarq Corporation (now CenturyTel), including two years as its chief accounting officer. Mr. Green also spent 15 years in various finance roles at Sprint Corporation, worked 12 years in public accounting for Deloitte and Touche, and is a certified public accountant.
The Company issued a press release on October 19, 2010 announcing this event. The press release is attached as Exhibit 99 to this filing.
Item 9.01. Financial Statements and Exhibits
     (a) – (c). Not applicable.
     (d). Exhibits:

Exhibit No.	Description

99	Press release dated October 19, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: October 19, 2010	By:	/s/ Mary L. Garceau
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary

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